Exhibit 10.70

                               MERGER AGREEMENT

            THIS MERGER AGREEMENT ("Agreement") is made and entered into effective as of this 18th day of January 2000 by and among Fidelity Holdings, Inc., a Nevada corporation ("Fidelity"); Cars Acquisition, Inc., a Delaware corporation ("Acquisition Corp."); CarsTV.com, Inc., a Virginia corporation (together with any of its affiliates, subsidiaries, successors or assigns, "Cars"); Jack H. Singer, an individual ("Singer"); and each of the persons other than Singer listed on Schedule A hereto (each, a "Minority Stockholder" and collectively the "Minority Stockholders" and with Singer the "Stockholders").

                             W I T N E S S E T H:

            WHEREAS, Fidelity is a public company formed for the purpose of acquiring or purchasing another company or companies; and

            WHEREAS, Acquisition Corp. is a wholly-owned subsidiary of Fidelity; and

            WHEREAS, Cars is engaged in the business of providing Internet and cable television advertising and providing full service Internet access (all such activities of Cars, together with all other business activities of Cars, being hereinafter referred to as the "Business"); and

            WHEREAS, Singer owns 5,100,000 shares (the "Singer Shares") of Common Stock of Cars, without par value per share ("Cars Common Stock"), which represents 52.879% of the issued and outstanding Cars Common Stock; and

            WHEREAS, the Minority Stockholders own the number of issued and outstanding shares of Cars Common Stock set forth opposite their names on Schedule A which, in the aggregate,

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consists of 4,544,624 shares of Cars Common Stock (the "Minority Shares") which represents 47.121% of the issued and outstanding shares of Cars Common Stock;
and

            WHEREAS, the Board of Directors of each of Fidelity, Acquisition Corp., and Cars deem it to be advisable and in the best interests of said corporations and their respective stockholders that Cars be merged with and into Acquisition Corp. in exchange for common stock of Fidelity, par value $.01 per share ("Fidelity Common Stock") in a transaction whereby Acquisition Corp. will remain a wholly-owned subsidiary of Fidelity (the "Merger"), all in accordance with the terms of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Virginia Stock Corporation Act (the "Act"); and

            WHEREAS, for Federal income tax purposes, it is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

            WHEREAS, the parties hereto wish to make certain representations, warranties and covenants in connection with the Merger, to prescribe the terms thereof and the mode of carrying it into effect, and to impose various conditions precedent thereto.

            NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                    SECTION I

                                   THE MERGER

            1.01. The Merger. At the Effective Time (as defined in subparagraph
1.03 hereof), subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the Act, Cars shall be merged with and into Acquisition Corp., the separate corporate existence of Cars shall cease, and Acquisition Corp. shall continue as


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the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects set forth in Section 259 of the DGCL and Section 13.1-721 of the Act.

            1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section XI hereof, and subject to the satisfaction or waiver of the conditions set forth in Sections IX and X hereof, the closing of the Merger (the "Closing") shall take place (i) at the offices of Littman Krooks Roth & Ball P.C., 655 Third Avenue, New York, New York as promptly as practicable (and in any event within five business days) after the satisfaction or waiver of all of the conditions set forth in Sections IX and X hereof, or (ii) at such other time, date and/or place as may be agreed upon by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

            1.03. Effective Time . As promptly as practicable after the Closing Date, Acquisition Corp. and Cars shall (i) file in the office of the Secretary of State of the State of Delaware and the clerk of the Virginia State Corporation Commission, a Certificate or Articles of Merger meeting the requirements of the DGCL and the Act, and (ii) execute, acknowledge, deliver, file and/or record all such other instruments, and take all such other actions, as may be required in order to cause the Merger to become effective in accordance with the provisions of the DGCL and the Act. The later of the date and time on which the Merger becomes effective in accordance with the applicable provisions of the DGCL and the Act is hereinafter referred to as the "Effective Time".

            1.04. Corporate Governance.

                  1.04.1. Certificate of Incorporation. The Certificate of Incorporation of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.


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

                  1.04.2 By-laws. The By-laws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation or the By- laws of the Surviving Corporation.

                  1.04.3 Directors . The following persons shall be the initial members of the Board of Directors of the Surviving Corporation, each to hold office in accordance with the applicable provisions of law:

                  Jack H. Singer

                  John S. Schneider

                  C. Meade Rhoads, Jr.

                  Barry D. Crawford

                  Robert M. Weber

                  Doron Cohen

                  1.04.4 Officers. The following persons shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the applicable provisions of law:

                  Name                              Office(s)
                  ----                              ---------

Jack H. Singer                          President, Chief Executive Officer

Richard L. Feinstein                    Chief Financial Officer and Treasurer

Mordechai E. Book, Esq.                 Vice President, Legal and Securities
                                        and Secretary


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

            1.05. Effect of Merger on Securities of Constituent Corporations. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., Cars or any of the Stockholders:

                  1.05.1 Cars Common Stock . Each issued and outstanding share of common stock of Cars, without par value per share, will be converted into and become one fully paid and non- assessable share of common stock, par value $.00001 per share, of the Surviving Corporation.

                  1.05.2 Cars Common Stock. Subject to the provisions of subparagraph 1.05.4 below, the holders of Cars Common Stock shall receive an aggregate 575,862 shares of Fidelity Common Stock (the "Fidelity Common Stock") as follows:

                        (a) Common Stock. The holders of each issued and outstanding share of Common Stock of Cars will receive 0.0597081 shares of Fidelity Common Stock for each share held; provided, however, that no Stockholder shall be entitled to receive any fractional shares of Fidelity Common Stock. The Fidelity Common Stock shall be issued to the holders of Cars Common Stock, on a pro-rata basis, in accordance with their respective shareholdings in Cars as set forth on Schedule A hereto.

                        (b) Options and Warrants. There shall be no issued and outstanding options or warrants to purchase shares of Cars Common Stock as of the Closing Date

                  1.05.3 Cancellation of Certain Shares of Cars Common Stock. Each and any share of Cars Common Stock that is owned by Cars or by any subsidiary of Cars, and each share of Cars Common Stock that is owned by Fidelity, Acquisition Corp. or any other subsidiary of Fidelity, shall be automatically canceled and retired, and shall cease to exist, and no Fidelity Common Stock or other consideration shall be delivered in exchange therefor.


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

                  1.05.4 Adjustment of Number of Shares of Fidelity Common Stock to be Delivered Pursuant to the Merger.

                        (a) Closing Date Balance Sheet. At the Closing Date, Cars shall deliver to Fidelity and Acquisition Corp. a pro forma balance sheet of Cars as of the date three days prior to the Closing Date, prepared in accordance with generally accepted accounting principles (with the exception of multi-month Internet plan revenues and liabilities) consistently applied with past practices and fairly presents Cars' financial condition as of such date and excluding any liabilities arising as a result of the delay of the Closing due solely to reasons beyond the reasonable control of Cars, which have been agreed to by Fidelity (as so adjusted, the "Closing Balance Sheet"). Representatives of Fidelity (including its auditors) shall be entitled to review, upon reasonable request, the supporting documentation and any analyses related to the preparation of the Closing Date Balance Sheet to whatever extent they may elect, at their cost and expense. In order to enable Fidelity to anticipate and plan for assumption of the Cars' liabilities that will be shown on the Closing Balance Sheet, Cars will provide to Fidelity a balance sheet as of the end of the month immediately preceding the Closing Date as soon as reasonably possible.

                        (b) Disputes relating to the Closing Balance Sheet. In the event that Fidelity notifies the Stockholders within 45 days of receipt of the Closing Balance Sheet that it disputes the calculations contained in the Closing Balance Sheet, and all of such disputes which have not been resolved by mutual agreement of Fidelity and a majority in interest of the Stockholders within 15 days after such notification (which resolution would be binding upon all of the parties hereto), the matter(s) in dispute shall be, within ten days thereafter, submitted to a nationally recognized independent accounting firm selected by Fidelity and a majority in interest of the Stockholders, which firm shall issue its written determination with respect to all disputed matters within 30 days after such submission. Such determination shall be final and binding upon all of the


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

parties hereto. The fees of such accounting firm shall be borne one-half by all of the Stockholders and one-half by Fidelity.

                        (c) Adjustment of Number of Shares of Fidelity Common Stock Issuable Pursuant to Merger. If the Closing Balance Sheet indicates a net shareholder's deficit in excess of $0.00, then, in such event, the aggregate number of shares of Fidelity Common Stock issuable pursuant to Section 1.05.2 of this Agreement shall be reduced by a number of shares which is equal to the quotient obtained by dividing (i) such excess deficit by (ii) the average of the closing price for one share of Fidelity Common Stock traded on the 20 business days preceding the Closing Date as reported on the Nasdaq National Stock Market (the "Fidelity Share Value").

                  1.05.5 Exchange of Stock Certificates . As of the Effective Time and subject to the provisions of subparagraph 1.05.9 hereof, each holder of an outstanding certificate or certificates representing Cars Common Stock shall receive in exchange therefor, upon surrender of such certificate or certificates to Fidelity, or if the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, upon delivery of such agreement, one or more certificates representing in the aggregate the number of whole shares of Fidelity Common Stock to which such holder is entitled pursuant to Section
1.05.2 of this Agreement. Until surrendered and exchanged, the outstanding certificates theretofore representing shares of Cars Common Stock shall be deemed for all purposes, other than the payment of dividends or other distributions to stockholders of Fidelity, to represent the number of whole shares of Fidelity Common Stock to which such holder is entitled pursuant to
Section 1.05.2 of this Agreement. No dividend or other distributions which are payable to the holders of record of Fidelity Common Stock as of any date subsequent to the Effective Time shall be paid to the holders of outstanding unsurrendered certificates theretofore representing shares of Cars


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

Common Stock; provided, however, that upon surrender and exchange of such outstanding certificates as provided above or upon the notification by the holder to the Company or its transfer agent that such certificates have been lost, stolen or destroyed and the execution of an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, there shall be paid to the record holders of said certificates the amount (without any interest thereon) of any dividends and other distributions which became payable to holders of record of Fidelity Common Stock as of a date between the Effective Time and the date of such surrender and exchange, inclusive.

                  1.05.6 Fractional Shares. No fractional shares of Fidelity Common Stock, and no scrip certificates, shall be issued or delivered in connection with the Merger, and no fractional share interest shall entitle the owner thereof to exercise any rights as a stockholder of Fidelity. In lieu of the issuance or delivery of fractional shares, the aggregate number of shares of Fidelity Common Stock to which each Stockholder shall be entitled as a result of the Merger shall be rounded up to the next whole share.

                  1.05.7 Adjustment. If subsequent to the date hereof but prior to the Effective Time, Fidelity Common Stock shall be changed into or exchanged for a different number or kind of shares through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like change in Fidelity's capitalization, there shall be a proportionate and appropriate adjustment in the number of shares of Fidelity Common Stock to be delivered pursuant to the Merger.

                  1.05.8 No Transfers. Commencing as of the Effective Time, there shall be no registration of transfers on the records of Cars of any shares of Cars Common Stock. Subject to the provisions of subparagraph 1.05.9 hereof, if a certificate for such shares is presented for transfer,


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

it shall be exchanged for a certificate representing shares of Fidelity Common Stock as herein provided.

                  1.05.9 Withholding of Shares; etc. Anything herein above contained to the contrary notwithstanding, any certificates representing shares of Fidelity Common Stock to which a Stockholder is entitled pursuant to Section
1.05.2 of this Agreement may be withheld or legended, in Fidelity's sole discretion, pending completion of the adjustments referred to in subparagraph
1.05.4 above.

                  1.05.10 Subsequent Cooperation. At any time and from time to time after the Effective Time, the last acting officers of Cars, or the corresponding officers of the Surviving Corporation, may, in the name of Cars, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other action as they may deem necessary or desirable in order to best perfect or confirm in the Surviving Corporation title to and possession of all of Cars' properties, rights, privileges, immunities, powers and purposes, and to otherwise carry out the purposes of this Agreement.

                  1.05.11 Escrow Agreement. Fidelity, the Stockholders and Littman Krooks Roth & Ball P.C. ("Escrow Agent"), shall execute and deliver at the Closing an Escrow Agreement, substantially in the form annexed hereto as Exhibit A (the "Escrow Agreement"), under which an aggregate of 113,557 of the shares of Fidelity Common Stock ("Escrowed Shares") shall be deposited with the Escrow Agent by the Significant Stockholders (as defined in the escrow Agreement). Such Escrowed Shares shall be held (subject to the provisions of the Escrow Agreement relating to the reduction or release of such shares in a manner set forth therein) pursuant to the Escrow Agreement for a period ending on the earlier to occur of (i) the date on which Fidelity files with the Securities and Exchange Commission its Annual Report on Form 10-K for its 2000 fiscal year,
(ii) the consummation of an IPO (as defined hereinafter) and (iii) April 15, 2001 (or such


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

longer period as shall be provided therein in the event a claim for indemnification is made by Fidelity during such period). Upon termination of the Escrow Agreement, the balance of the Escrowed Shares, if any, shall be distributed to the Stockholders pursuant to the Escrow Agreement.

                                   SECTION II

                              ADDITIONAL AGREEMENTS

            2.01. Employment Agreements. At Closing or as soon thereafter as practicable, the Surviving Corporation will enter into an employment agreement with Singer substantially in accordance with the term sheet attached hereto as Exhibit B, (collectively, the "Employment Term Sheet") and Fidelity shall cause Singer to be elected to the Board of Directors of Computer Business Sciences, Inc.

            2.02. Cars Initial Public Offering. Upon Closing, Fidelity will undertake, on a "best efforts" basis, to effectuate an initial public offering of an aggregate of from $5-10 million of the common stock of either (i) the Surviving Corporation or (ii) whichever of Fidelity's subsidiaries, Computer Business Sciences, Inc. or IG2, Inc., if any, may be the parent corporation of the Surviving Corporation (the "IPO") or the owner of a majority of the assets of Computerized Auto Resale Services, Inc. or Internet Creations, Inc..

            2.03. Cars Loan. Fidelity agrees that prior to and until the completion of the IPO it will make a series of month-to-month unsecured loans, without the requirement of any personal guaranty, available to Surviving Corporation for the purpose of funding Surviving Corporation's excess cash flow requirements in amounts not to exceed $50,000 in any one month and $500,000 in the aggregate. Fidelity will make an initial loan in the amount of $50,000 upon the execution of this Agreement. The initial loan and all subsequent loans shall be evidenced by a promissory note substantially in the form attached hereto as Exhibit C (the "Note"). All such loan amounts (the "Loan


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

Amounts") shall be repaid to Fidelity upon completion of the IPO from the proceeds thereof. The parties acknowledge that on December 14, 1999, Fidelity loaned $50,000 to Cars pursuant to a promissory note (the "1999 Note") guaranteed by Singer pursuant to a personal guaranty (the "Singer Guaranty"). Fidelity agrees that, effective immediately upon the Effective Time it will cancel the 1999 Note and release Singer from all obligations pursuant to the Singer Guaranty provided that all amounts then due to Fidelity under the 1999 Note have added to the principal amount due under the Note.

                  2.04. Stockholder Agreements. At Closing, the Stockholders will enter into transfer restriction and optional conversion agreements with Fidelity in the form attached hereto as Exhibit D ( the "Stockholder Agreements").

                                   SECTION III

                REPRESENTATIONS AND WARRANTIES CONCERNING SINGER

      Singer represents and warrants to, and agrees with, Fidelity as follows as of the Closing Date:

            3.01. Ownership of Singer's Shares. Singer is the owner, beneficially and of record, of all of Singer's Shares and there exists no pledge, lien, security interest, encumbrance, claim or equity of any kind with respect to Singer's Shares. Except as otherwise indicated on Schedule 3.01 hereto, Singer is not a party to any stockholders' agreement, partnership agreement, voting trust or other voting or similar agreement with respect to Singer's Shares. Singer has full right and authority to transfer Singer's Shares and, upon delivery of Singer's Shares to Fidelity pursuant to this Agreement, Fidelity will receive good and marketable title thereto, free and clear of any pledge, lien, security interest, encumbrance, claim or equity of any kind.

            3.02. Authority of Singer. Singer is of full age and has the full right, capacity, power and authority to enter into this Agreement and all instruments, certificates, documents and


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

agreements to be executed and/or delivered herewith or in connection with the transactions contemplated hereby or thereby (collectively the "Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement and the Documents have been duly executed and delivered by Singer and constitute valid and binding obligations of Singer, enforceable against Singer in accordance with their respective terms.

            3.03. No Violations. Except as set forth in Schedule 3.03 hereto, neither the execution and delivery of this Agreement or any of the Documents, the performance by Singer of his obligations hereunder and thereunder nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly, with or without the giving of notice or the passage of time, or both (i) violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any agreement, personal guarantee, lease, mortgage, debt or obligation of Singer or require the payment or any pre-payment or other penalty with respect thereto;
(ii) require notice to or the consent of any party to or beneficiary of any agreement, personal guarantee, lease, mortgage, debt or obligation to which Singer is a party or by which he or his properties is bound or subject, including without limitation, any agreement or obligation containing a right of first refusal or similar right or permitting any party to renegotiate, receive a refund, modify or otherwise change any such agreement or obligation; (iii) result in the creation or imposition of any lien, security interest, claim or other encumbrance upon any property or assets of Singer under any agreement, personal guarantee, lease, mortgage, debt or obligation to which he is a party or by which he or his properties is bound or subject; or (iv) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Singer or his properties is or may be bound or subject.

            3.04. Consents and Approvals of Governmental Authorities. Except as set forth in Schedule 3.04 hereto, no consent, approval or authorization of, or declaration, filing or registration


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with, any governmental or regulatory authority is required to be made or obtained by Singer in connection with the execution, delivery or performance by Singer of this Agreement or the Documents or the consummation by Singer of the transactions contemplated hereby or thereby.

            3.05. Affiliate Transactions. Except as set forth in Schedule 3.05 hereto, Singer has no direct or indirect interest in any firm, corporation, association or business enterprise which competes with Cars or is a supplier, client, customer or agent of, or is otherwise engaged in the business engaged in by, Cars.

            3.06. Finders' Fee. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Singer who might be entitled to any fee or commission from Fidelity or Cars or any of their affiliates upon the consumma tion of the transactions contemplated by this Agreement or the Documents.

            3.07 Disclosure. Except as would not have a Material Adverse Effect, as defined in Section IV below, on Cars or the Surviving Corporation, no representation or warranty of Singer contained in this Agreement or any of the Documents or in any statement or certificate furnished or to be furnished to Fidelity or Cars pursuant hereto or thereto in connection with the transactions con templated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

                                   SECTION IV

                 REPRESENTATIONS AND WARRANTIES CONCERNING CARS

            When used in connection with Cars, the Surviving Corporation or Fidelity, or any of their subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect, or circumstance that, individually or when taken together with all other such changes, effects or


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circumstances that have occurred prior to the occurrence of the Material Adverse
Effect (a) is or is reasonably likely to be materially adverse to the business, properties, assets (including tangible assets), prospects, financial condition or results of operations of Cars or Fidelity, or (b) is delaying or preventing or is reasonably likely to delay or prevent, the consummation of the transactions contemplated by this Agreement. Except as would not have a Material Adverse Effect on Cars or the Surviving Corporation, and except as set forth in the attached Disclosure Schedules, Singer and Cars, jointly and severally, represent and warrant to, and agree with, Fidelity as follows:

            4.01. Description and Lists. Schedules 4.01(a) through 4.01(j) hereto contain the following information and all such information is true and correct in all material respects:

            (a) Schedule 4.01(a) hereto contains: (i) a brief description of all interests in real property leased or otherwise used or claimed by Cars, stating the location of such property and the zoning classification of such property;
(ii) a brief description of the leases and subleases and other instruments creating or evidencing all such interests in real property; and (iii) a brief description of any contract or commitment by Cars to hereafter mortgage, lease or otherwise encumber any real property interests;

            (b) Schedule 4.01(b) hereto contains a list of all material Intangible Property (as hereinafter defined) indicating any applications, registrations, filings or notices associated therewith and indicating whether such Intangible Property is owned or licensed and whether any other person has the right to use the Intangible Property;

            (c) Schedule 4.01(c) hereto contains a list and description of: (i) each lease agreement in excess of $10,000 or having a remaining term of more than six (6) months from the date hereof to which Cars is a party with respect to personal property; (ii) each written or oral agreement or understanding of Cars involving in excess of $10,000 or having a remaining term of more than six
(6) months from the date hereof; and (iii) each purchase order or sales order (or series of purchase


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orders or sales orders with a single entity or related entities) to which Cars is a party or parties involving, in each case or in a series of related cases, in excess of $10,000;

            (d) Schedule 4.01(d) hereto contains a list of: (i) the names and current annual salary rates of all present officers, employees and agents of Cars having an annual compensation (including, without limitation, benefits and bonuses) in excess of $35,000 per year (including commissions, benefits and bonuses); and (ii) all written or oral employment or compensation agreements with each employee of Cars;

            (e) Schedule 4.01(e) hereto contains a list and brief description of each loan agreement, indenture, mortgage, pledge, conditional sale or other instrument or arrangement regarding money borrowed or obligations guaranteed by any Cars or letter of credit issued at the request or on behalf of any Cars;

            (f) Schedule 4.01(f) hereto contains a list and identifying number of every bank in which Cars has an account or safe deposit box and the names of all persons having power to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of Cars in any dealings with such banks;

            (g) Schedule 4.01(g) hereto contains copies of the Articles of Incorporation and By- laws of Cars, each as amended to date;

            (h) Schedule 4.01(h) hereto contains a list and brief description of: (i) all claims for workers compensation during the period from January 1, 1996 through December 31, 1999; and (ii) all claims, investigations, lawsuits, proceedings, actions and any other form of investigation, arbitration or litigation now pending or threatened against Cars or which have been pending or were threatened against Cars at any time during the past five (5) years;

            (i) Schedule 4.01(i) hereto contains a list of the names of all persons holding powers of attorney from, or authorized to act as agents for, Cars; and


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

            (j) Schedule 4.01(j) hereto contains a list and brief description of all policies (including type, carrier and coverage) of fire, theft, liability, casualty, title, products liability and other forms of insurance held by Cars, together with a list and brief description of all claims of Cars which have been submitted to any insurer but have not been finally disposed of.

            Singer has furnished, and Singer has used his best efforts to cause Cars to furnish, to Fidelity true, materially correct and complete copies of all documents, instruments and agreements which are referred to or otherwise related to any item referred to in Schedules 4.01(a) through 4.01(j) and all amendments, modifications, supplements, renewals or consolidations with respect thereto.

            4.02. Organization; Authority.

            (a) Cars is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Cars has full corporate power and authority to carry on its business as such business is now being conducted and to own the properties and assets it now owns. Cars is duly qualified, admitted or licensed to do business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 4.02 hereto. Cars has not maintained any office or location for the conduct of its business or has not been qualified to do business in any jurisdiction other than the jurisdictions set forth on Schedule 4.02, and no jurisdiction has claimed that Cars is required to be so qualified. Since its inception, the corporate name of Cars has been "CarsTV.com, Inc." and Cars has neither done business nor has qualified with any appropriate governmental agencies to conduct its business under any other name except as set forth in Schedule 4.04.

            (b) The corporate records of Cars have been delivered or made available to Fidelity. Such records are complete, correct and current in all material respects, with all necessary signatures, and have been maintained in accordance with good business practices.


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            4.03. Capitalization. Schedule 4.03 hereto lists the authorized and the equitable ownership of the capital stock of Cars (the "Capital Stock") and the name and number of shares of Capital Stock owned by each shareholder of Cars. All shares of the issued and outstanding Capital Stock are validly issued, fully paid and non-assessable, with no personal liability attached to the ownership thereof. Except as set forth in Schedule 4.03, there are no agreements or understandings with respect to the voting of the Capital Stock. Except as set forth on Schedule 4.03, there are no existing rights options, warrants, calls, puts or similar commitments or arrangements of any character authorized, granted or issued by Cars relating to the authorized Capital Stock or any other securities of Cars whereby any person would have a right to acquire or require Cars to acquire any security of Cars or any interests measured by the income, profits or other results of the operations or conduct of the business of Cars or by the value of the Capital Stock or other equity interest of Cars. There are no shares of Capital Stock held in the treasury of Cars.

            4.04. Subsidiaries. Except as set forth in Schedule 4.04, Cars, directly or indirectly, owns no shares of, or controls or has any interest in, or has any commitment to purchase any interest in, any other corporation, partnership or other business enterprise.

            4.05. No Violation. Except as set forth in Schedule 4.05 hereto, neither the execution and delivery of this Agreement or any of the Documents by Cars, the performance by Cars of its obligations hereunder and thereunder nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Articles of Incorporation or By-laws of Cars; (ii) violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any agreement, lease, mortgage, debt or obligation of Cars or require the payment, any pre-payment or other penalty with respect thereto; (iii) require notice to or the consent of any party to any agreement or commitment to which Cars is a party, or by which it or its properties is bound or subject, including without limitation, any agreement or commitment containing a right of first refusal or similar right or permitting any party to re-negotiate, receive a refund, modify or otherwise change any agreement or commitment; (iv) result in the creation or imposition of any security interest, lien, claim or other encumbrance upon any property or assets of Cars under any agreement, lease, mortgage, debt or obligation to which it is a party or by which it or its properties is bound or subject; or (v) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Cars or its properties is bound or subject.

            4.06. Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 4.06 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Cars in connection with the execution or delivery by Cars of this Agreement or the Documents, the performance by Cars of its obligations hereunder or thereunder or the consummation by Cars of the transactions contemplated hereby or thereby.

            4.07. Financial Statements of Cars. Singer has delivered to Fidelity materially accurate and complete copies of: (i) Cars' unaudited balance sheets as of December 31, 1999, 1998 and 1997 and the related statements of operations, changes in stockholders' equity and cash flow for each of the years then ended, and the notes thereto, (the "Financial Statements"). The Financial Statements:
(a) present fairly the financial position of Cars at the dates thereof and the results of its operations for the periods then ended; and (b) have been prepared in conformity with generally accepted accounting principles consistently applied (with the exception of multi-month Internet plan revenues and liabilities). All inventory reflected in the Financial Statements is saleable in the ordinary course of business at usual and customary prices, subject to normal returns and markdowns consistent with Cars' past practice and experience. The books of account and other financial records of Cars are in good order and have been properly maintained in all material respects.

            4.08. No Undisclosed Liabilities. Except as set forth in Schedule
4.08 hereto, Cars has no direct or indirect material liability, obligation, indebtedness, claim, loss, damage or deficiency of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that were not reflected in the Financial Statements or in the notes thereto.

            4.09. Absence of Certain Changes. Except as set forth in Schedule
4.09 hereto, since the date of the Financial Statements, Cars has conducted its business only in the ordinary course in a manner consistent with past practices and has not, except in accordance with ordinary course of business and in a manner consistent with past practices:

            (a) suffered any Material Adverse Effect in its condition (financial or otherwise), results of operation, assets, properties, liabilities, business or prospects;

            (b) incurred, guaranteed, assumed or became subject to, or entered into any agreement to incur, guaranty, assume or become subject to, any obligation or liability, including indebtedness for borrowed money;

            (c) created, permitted or allowed, or agreed to create, permit or allow, any mortgage, assignment, pledge, lien, security interest, encumbrance, restriction or charge of any kind with respect to its properties, business or assets;

            (d) declared, paid or set aside for payment any dividend or other distribution or, directly or indirectly, redeemed, purchased or otherwise acquired or agreed to acquire any shares of Capital Stock or other securities;

            (e) written down the value of any inventory or written off as uncollectible any accounts receivable, or suffered any condemnation, damage, destruction, loss or other casualty (by destruction, theft or otherwise) of or to any of its assets or properties of a nature that would interfere with the ordinary conduct of its business or that involves in excess of $25,000 in the aggregate (whether or not covered by insurance);

            (f) issued or sold, or agreed to issue or sell, any stock, bonds or other securities;

            (g) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any tangible asset or any of its Intangible Property, or canceled or waived, or agreed to cancel or waive any debts due to it or other claims or rights;

            (h) made any change in any method of accounting or accounting practice employed;

            (i) paid, directly or indirectly, prior to the stated due date thereof, any indebtedness or other obligation or liability owing by it;

            (j) conducted its business otherwise than in the ordinary course or made any material change in the nature of its products or their prices;

            (k) experienced any labor dispute, work stoppage or slowdown or threat thereof by or with respect to its employees;

            (l) made any loan, advance or capital contribution to, or investment in, any person;

            (m) entered into any transaction between Cars, on the one hand, and its directors, officers or stockholders or any affiliate of its directors, officers or stockholders, on the other hand; or

            (n) agreed, whether or not in writing, to do any of the foregoing.

            4.10. Leases and other Property.

            (a) The leasehold estates listed in Schedule 4.01(a) hereto are all of the leasehold interests under which Cars is a lessee (or sublessee) of any real property or interest therein (colle ctively, the "Real Property Leases"). No proceeding is pending or, to the best knowledge of Singer, threatened for the taking or condemnation of all or any portion of the property demised under the Real Property Leases. Cars owns good and marketable title to the leasehold estates and to the Real Property Leases, free and clear of any encroachment, mortgage, pledge, lien, security interest, encumbrance, claim, charge, covenant, conditional limitation or other restriction of any kind, except for: (i) real property taxes, if any affecting properties of which the premises demised under the Real Property Leases form a part, not yet due and payable; and (ii) the matters and exceptions set forth in
Schedule 4.10(a) hereto. There is no brokerage commission or finder's fee due and unpaid from Singer or Cars with regard to any of the Real Property Leases, or which will become due any time in the future with regard to any Real Property Lease.

            (b) Except as set forth in Schedule 4.10(b) hereto, there are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or mortgages, pledges, liens, security interests, encumbrances, claims, charges or other restrictions of any kind which encumber the Real Property Leases or to the knowledge of Singer, any of the properties demised under the Real Property Leases.

            (c) Except as set forth in Schedule 4.10(c) hereto, Cars has good and marketable title or valid leasehold interests in all machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal properties shown as owned or leased by Cars on its books and records, including without limitation, all the properties and assets reflected on the Financial Statements and all properties and assets purchased by and delivered to it since the date of the Financial Statements (except for properties and assets sold or disposed of since such date in the ordinary course of business) free and clear of any mortgages, pledges, liens, claims, security interests or encumbrances of any kind.

            (d) Except as set forth in Schedule 4.10(d) hereto, the premises demised under the Real Property Leases and any other tangible properties and assets owned, leased or used by Cars in the operation of such premises demised under the Real Property Leases and the business of Cars are adequate and sufficient for the current operation of Cars, and such properties now being used by Cars in its businesses and operations, whether leased or owned, are in good working order, repair and operating condition, are without any defects other than minimal defects which do not affect the value or use of such properties and have been maintained in accordance with generally accepted industry practices.

            (e) Cars does not have, nor at any time since its inception has had, title in fee simple to any real property.

            4.11. Intangible Property. (a) Schedule 4.11 hereto sets forth a complete list of (i) all patents, patent applications, trade names and trade and service marks which have been registered or for which an application for registration is pending and all writings for which copyright is claimed, has been recorded or is pending, in each case which are used or held for use by Singer or Cars, (ii) all license or other agreements pursuant to which any of Singer or Cars is obligated to pay or entitled to receive royalties or other fees in connection with the sale, development or licensing of the above and
(iii) all other agreements relating to technology, know-how or processes which any of Singer or Cars is licensed or authorized to use by others or licenses or authorizes others to use (the foregoing and all other confidential and proprietary information of Singer and Cars is hereinafter referred to as "Intangible Property"). Except as set forth in Schedule 4.11, Cars is the sole and exclusive holder of all right, title and interest in and to, and is in possession of all documentation necessary for the effective use of, such Intangible Property and has sole and exclusive rights (without being contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which they are being used, and no consent of third parties is required for the use thereof by Cars upon completion of the transactions contemplated hereby.

            (b) No claims have been asserted by any person to the ownership or use of any Intangible Property or challenging or questioning the validity or effectiveness of any such license or agreement, and Singer has no knowledge of any valid basis for any such claim. Except as set forth herein, the use of the Intangible Property by Cars does not infringe on the rights of any person and there are no pending or, to the knowledge of Singer, threatened claims nor has it been alleged that the Intangible Property is engaged in such infringements. All of the trademark and trade name registrations, patents and copyrights listed or required to be listed in
Schedule 4.11 are in full force and effect. No other person has any right to use any trademark listed or required to be listed in Schedule 4.11 for similar or related products in competition with the products of Cars, and no other person is infringing any of the Intangible Property.

            4.12.  Litigation; Compliance with Laws.

            (a) Except as set forth in Schedule 4.12 hereto, there is no action, suit, proceeding or investigation pending or, to the best knowledge of Singer, threatened against or involving Cars or any of its assets (whether or not covered by insurance), and Singer has no knowledge of any basis for the commencement of any action, suit, proceeding or investigation against Cars. Except as set forth in Schedule 4.12 hereto, there is no outstanding judgment, order, writ, injunction or decree against Cars or relating to any of its assets.

            (b) Cars has complied and is in compliance with all material laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties, structures or equipment, or to the construction, maintenance, operation or use thereof and no condition exists which, with or without the giving of notice or the passage of time, or both, could result in violation of any such laws, rules, regulations, ordinances, orders, judgments or decrees currently in effect or in effect at any time prior to the date hereof. No notice has been received by Singer or Cars with respect to any violation of any such legal requirements.

            (c) Neither Singer nor Cars knows, or has acquired knowledge of, any statute enacted or any official rule or regulation adopted by a legislative or administrative body in any jurisdiction, which statute, rule or regulation specifically addresses, affects or relates to the Business, business prospects or operations of Cars and which has had or would have a Materially Adverse Effect thereon.

            4.13. Taxes.

            (a) Except as set forth on Schedule 4.13 hereof, and except as would not have a Material Adverse Effect on Cars or the Surviving Corporation, all federal, state and local tax and information returns, statements and reports of any nature whatsoever (collectively "Tax Returns") required to be filed by or with respect to Cars have been accurately prepared and have been duly and timely filed. All taxes, including without limitation, levies, imposts, duties, license and registration fees, income taxes, gross receipt taxes, real estate taxes, transfer taxes, gains taxes, franchises taxes, sales taxes, use taxes, property taxes, excise taxes, stamp taxes, value-added taxes, taxes and other imposts required to be withheld from or paid in respect of employees' salaries and other withholding taxes and obligations and all deposits required to be made by or with respect to Cars with respect to such withholding taxes or otherwise, and other taxes, whether or not measured in whole or in part by net income, due with respect to such Tax Returns and any additions to taxes, and interest and penalties with respect thereto (collectively "Taxes") of Cars have been paid, or adequate provision for the payment thereof has been made on the balance sheet contained in the Financial Statements. Singer has caused to be paid all Taxes required to be paid without the filing of Tax Returns. Singer shall use his best efforts to cause Cars to continue to file all Tax Returns on a timely basis until the Closing Date and such Tax Returns will be complete and correct as filed. Except as set forth on Schedule 4.13 hereof, neither Singer nor Cars has received any notice or notification that any Tax Returns for Cars are now under examination by the Internal Revenue Service (the "IRS") or any other governmental authority. No waivers of statutes of limitations are in effect in respect of any Taxes. Cars is not a "consenting corporation" within the meaning of Section 341(f) of the Code. Singer has caused Cars to deliver to Fidelity true, complete and correct copies of all Tax Returns and reports relating to the operations of Cars for periods ended on or after October 31, 1998 and of all reports or other communications received by Cars from the IRS or any other governmental authority relating to examinations thereof. Cars has neither agreed nor has been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by any of Cars and Singer has no knowledge that the IRS has proposed any such adjustment or change in accounting method.

            4.14. Benefit Plans.

            (a) Plans and Material Documents. Schedule 4.14 lists (A) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Cars is a party, with respect to which Cars has any obligation or which are maintained, contributed to or sponsored by Cars for the benefit of any current or former employee, officer or director of Cars, and (B) each employee benefit plan for which Cars could incur liability under Section 4212(c) of ERISA (collectively, the "Plans"). Each Plan is in writing and Cars has furnished Fidelity with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation, (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Form 5500, (D) the most recently received IRS determination letter for each such Plan and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed on Schedule 4.14, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which Cars is a party, with respect to which Cars has any obligation or which are maintained, contributed to or sponsored by Cars for the benefit of any current or former employee, officer or director of Cars. Cars has no express or implied commitment, whether legally enforceable or not, (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any contract or agreement to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code. No Plan has been terminated within the last three years.

            (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Cars incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates Cars to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Cars. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

            (c) Compliance with Applicable Law. Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable law, including, without limitation, ERISA and the Code. Cars has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

            (d) Qualification of Certain Plans. Each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS after 1985 that is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS after 1985 that is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by Cars which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from Federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

            (e) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Cars has not incurred any liability for any excise tax arising under Section 4971, 4972, 4980 or 4980B of the Code and no fact or event exists which could give rise to any such liability. Cars has not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of Cars is the subject of any lien arising under Section 302(f) of ERISA or
Section 412(n) of the Code; Cars has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

            (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance. As of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

            (g) Certain Employee-Benefits Assets. Each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any of the Plans and any annuity contracts purchased by (i) any of the Plans or (ii) any pension benefit plans (as defined in Section 3(2) of ERISA) that provided benefits to any current or former employees of Cars was issued by an insurance company which received the highest rating from each of Duff & Phelps Credit Rating Co., Standard & Poor's Insurance Rating Services, A.M. Best Company and Moody's Investors Service, Inc., as of the date such contract was issued, the date hereof and the Closing Date.

            (h) Americans With Disability Act. Cars is in material compliance with respect to the requirements of the American With Disability Act.

            (i) Workers Adjustment and Retraining Notification Act. Cars is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no liabilities pursuant to WARN.

            4.15 Labor Matters. Except as set forth in Schedule 4.15: (i) Cars is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Cars or in the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Cars; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of Cars, threatened between Cars and any of their respective employees, and Cars has not experienced any such controversy, strike, slowdown or work stoppage within the past three years;
(iii) Cars has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against Cars under any such agreement or contract that could have a material adverse effect on the Business; (iv) there are no unfair labor practice complaints pending against Cars before the National Labor Relations Board or any other governmental authority or any current union representation questions involving employees of Cars that could have a Material Adverse Effect on Cars or the Surviving Corporation; (v) Cars is currently in material compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authority and has withheld and paid to the appropriate governmental authority or is holding for payment not yet due to such governmental authority all amounts required to be withheld from such employees of Cars and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) Cars has paid in full to all employees of Cars or adequately accrued for in accordance with generally accepted accounting principles consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any governmental authority with respect to any persons currently or formerly employed by Cars; (viii) Cars is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; (ix) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Cars; and (x) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other governmental authority in any jurisdiction in which Cars has employed employees.

            4.16. Purchase and Sale Commitments. The outstanding purchase and sale commitments of Cars are in conformity with the normal, ordinary and customary requirements of the business of Cars and the contract prices to which Cars has agreed in any outstanding purchase or sale commitment are not excessively high or low, respectively, when compared to current market prices for the relevant materials, products or services.

            4.17. Insurance. The insurance policies set forth in Schedule 3.01(j) are valid and enforceable in accordance with their respective terms, are in full force and effect and include coverage of the type and in amounts customarily carried by persons conducting business similar to that of Cars, and are sufficient to insure against all risks and liabilities described therein and comply with all legal requirements and agreements to which Cars is a party. Except as set forth in Schedule 4.17 hereto, the insurance policies shall continue in full force and effect after the Closing Date with respect to occurrences occurring prior to the Closing Date. Neither Singer nor Cars has done or failed to do anything which has or might render any such policies of insurance void or voidable. Neither Singer nor Cars has received any notice from, or on behalf of, any insurance carrier issuing such policies that insurance rates will hereafter be substantially increased, that there will hereafter be a cancellation, an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or a non-renewal of any existing policies, or that any alteration of any equipment or any improvements to real estate leased to or by Cars, purchase of additional equipment or modification of any of the methods of doing business of Cars will be required or suggested.

            4.18. Contracts.

            (a) Schedule 4.18 lists each of the following contracts and agreements (including oral and informal arrangements) of Singer not listed on any other Schedule (such contracts and agreements, together with all contracts, agreements, leases and subleases to which Singer is a party and all agreements relating to Intellectual Property, being "Contracts"):

            (i) all material contracts, agreements, invoices, purchase orders and other arrangements, whether oral or written, for the purchase of merchandise, supplies, spare parts, other materials or personal property with any supplier or for the furnishing of services to Cars or otherwise related to the Business under the terms of which Cars in the aggregate (A) is likely to pay more than $25,000 during the calendar year ending December 31, 1999 or (B) is likely to pay more than $25,000 over the remaining term of the contract (provided, however, if the aggregate obligations and liabilities of Cars under contract and agreements that are not deemed to be "Contracts" by reason of clause (A) or (B) or this
      Section 4.18(i) exceed $25,000, then all of such contracts and agreements shall be disclosed on Schedule 4.18, as well as the Contracts);

            (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Cars is a party;

            (iii) all material management contracts or contracts with independent contractors or consultants (or similar arrangements) to which Cars is a party and which are not cancellable without penalty or further payment within 30 calendar days of notice of such cancellation;

            (iv) all material indebtedness of Cars;

            (v) all material contracts and agreements with any governmental authority to which Cars is a party;

            (vi) all material contracts and agreements with manufacturers to supply raw materials to Cars;

            (vii) all material contracts and agreements that limit the ability of Cars in any line of business or with any person or entity or in any geographic area or during any period of time;

            (viii) all material contracts, agreements and other arrangements between or among Cars or any affiliate of Cars; and

            (ix) all other contracts, agreements and other arrangements, whether or not made in the ordinary course of the Business, which are material to Cars or the conduct of the Business.

            (b) Except as disclosed in Schedule 4.18, each Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect; (ii) is freely and fully assignable by operation of the Merger to the Surviving Corporation without penalty or other adverse consequences; and (iii) upon consummation of the transactions contemplated by this Agreement and the Documents, except to the extent that any consents set forth in Schedule 4.18 are not obtained, shall continue in full force and effect without penalty or other adverse consequence and unaffected by such transaction. Cars is not in breach or default under the terms of any Contract.

            (c) Except as disclosed in Schedule 4.18, to the best knowledge of Singer and Cars, no other party to any Contract is in breach or default thereunder.

            (d) Except as disclosed in Schedule 4.18, there is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the properties or assets of Cars.

            4.19. Finders' and Investment Bankers' Fees. Except as set forth in
Schedule 4.19 hereto, there is no investment banker, broker, finder or other intermediary which has been retained by Singer or Cars who might be entitled to any fee or commission from Fidelity or any of its affiliates in connection with the transactions contemplated by this Agreement or the Documents.

            4.20. Licenses, Permits and Authorizations. Except as set forth in
Schedule 4.20, Cars has obtained all approvals, authorizations, consents, licenses, franchises, orders or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign (collectively, the "Approvals") necessary to the operation of its business as presently conducted. Such Approvals are in full force and effect and good standing. Except as set forth in Schedule 4.20, Cars is not in default under any Approval and there exists no basis for the termination, suspension or revocation of any of such Approvals. Except as set forth in Schedule 4.20, the consummation of the transactions contemplated hereby will not constitute a transfer or assignment of any such Approval and will not require any filing or registration with or notice to any governmental authority and all such Approvals shall remain in full force and effect to the benefit of Cars following the Closing.

            4.21 No Dealings with Officers. Except as disclosed in Schedule 4.21, Cars does not, directly or indirectly, have any contractual arrangement with or commitment to or from any of its stockholders, officers, directors or employees. Except as disclosed in Schedule 4.21 hereto, without limiting the generality of the foregoing, no stockholder, officer, director or employee of Cars was or is, directly or indirectly, a joint investor or coventurer with, or owner, lessor, lessee, licensor or licensee of any real or personal property, tangible or intangible, owned or used by Cars, and no such person is, directly or indirectly, a lender to or debtor of Cars.

            4.22 Receivables. Schedule 4.22 is an aged list of the receivables of Cars ("Receivables") as of December 31, 1999 showing separately those Receivables that as of such date had been outstanding (i) for 29 days or less,
(ii) 30 to 59 days, (iii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days. Except to the extent, if any, reserved for on the Financial Statements or set forth in Schedule 4.22, all Receivables reflected on the Financial Statements and the Receivables existing on the Closing Date will have arisen from, the sale of inventory or services to persons not affiliated with Cars and in the ordinary course of the business consistent with past practice and, except as reserved against on the Financial Statements, will constitute only valid, undisputed claims of Cars not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice. All Receivables reflected on the Financial Statements (subject to the reserve for bad debts, if any, reflected on the Financial Statements) will be good and will be collectible, without resort to litigation or extraordinary collection activity, within 180 days of the Closing Date.

            4.23 Inventories. Subject to amounts reserved therefor on the Financial Statements, the values at which all inventories are carried on the Financial Statements reflect the historical inventory valuation policy of Cars of stating such inventories at the lower of cost (determined on the first-in, first-out method) or market value. Except as set forth in Schedule 4.23, Cars has good and marketable title to the inventories free and clear of all encumbrances. The inventories do not consist of any items held on consignment. Cars is under no obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of its customers other than in the ordinary course of the Business consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since December 31, 1999. Cars has no manufactured inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business consistent with past practice and within a reasonable period of time, nor has Cars changed the price of any inventory except for (i) reductions to reflect any reduction in the cost thereof to Cars, (ii) reduction and increases responsive to normal competitive conditions and consistent with Cars' past sales practices and (iii) to reflect any increase in the cost thereof to Cars. The inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the

Business consistent with past practice.

            4.24 Order Backlog. Schedule 4.24 lists all sales orders which have been accepted by Cars, and which were open either as of December 31, 1999 or as of the date hereof. Schedule 4.24 lists all purchase orders which have been issued by Cars, and which were open either as of December 31, 1999 or as of the date hereof.

            4.25 Customers. Listed in Schedule 4.25 are the names and addresses of all the customers of the Business which ordered goods or merchandise from Cars an aggregate purchase price of $25,000 or more during the twelve-month period ended September 30, 1999 and the amount for which each such customer was invoiced during such period. Except as disclosed in Schedule 4.25, Cars has not received any written notice that any significant customer of Cars has ceased, or will cease, to use the products, equipment, goods or services of Cars or has substantially reduced, or will substantially reduce, the use of such product, equipment, goods or services at any time.

            4.26 Suppliers. Listed in Schedule 4.26 are the names and addresses of all the suppliers from which Cars ordered raw materials, supplies, merchandise and other goods for the Business with an aggregate purchase price of $25,000 or more during the twelve-month period ended September 30, 1999 and the amount for which each such supplier invoiced Cars during such period. Except as disclosed in Schedule 4.26, Cars has not received any written notice that any of such suppliers will not sell raw materials, supplies, merchandise and other goods to Cars at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price increases.

            4.27. Software.

            (a) Except with respect to software programs licensed to Cars, Cars is in actual possession of the source code of each software program listed in
Schedule 4.27, and Cars is in possession of all other documentation necessary for the effective use of each such software. Schedule 4.27 lists, by program, all third parties which have been provided with the source code to any of the software listed in Schedule 4.27.

            (b) There are no defects in any of the software offered by Cars in connection with the Business which would in any material and adverse respect affect the functioning of any such software in accordance with the specifications therefor published by Cars or heretofore provided to Fidelity or any customers or prospective customers of Cars, and each piece of such software, together with all know-how and processes used in connection therewith, functions as intended, is in machine readable form, conforms to applicable standards, contains all current revisions of such software and includes all computer programs, materials, tapes, know-how, object and source codes and procedures used by Cars in the conduct of its business.

            4.28. Disclosure. Except as would not have a Material adverse Effect on Cars or the Surviving Corporation, no representation or warranty of Singer or Cars contained in this Agreement, any of the Documents or in any statement or certificate furnished or to be furnished to Company pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading. To the Knowledge of Singer, there is no fact or condition which materially adversely affects, or in the future could materially adversely affect the condition (financial or otherwise) assets, properties, liabilities, results of operations, business or prospects of Cars which has not been set forth in this Agreement or in the Schedules hereto.

                                    SECTION V

        REPRESENTATIONS AND WARRANTIES OF FIDELITY AND ACQUISITION CORP.

            Fidelity and Acquisition Corp. hereby jointly and severally represent and warrant to, and agree with, Cars and the Stockholders as follows:

            5.01. Organization; Etc. Each of Fidelity and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Fidelity and Acquisition Corp. has full corporate power and authority to carry on its business as such business is now being conducted and to own the properties and assets it now owns.

            5.02. Authority of Fidelity and Acquisition Corp. Each of Fidelity and Acquisition Corp. has full corporate power and authority to enter into this Agreement and the Documents applicable to it and to consummate the transactions contemplated hereby and thereby. Each of the Boards of Directors of Fidelity and Acquisition Corp. has taken all action required to authorize the execution and delivery of this Agreement and the Documents by Fidelity and Acquisition Corp., the performance of the obligations of Fidelity and Acquisition Corp. hereunder and thereunder and the consummation by Fidelity and Acquisition Corp. of the transactions contemplated hereby and there by. No other corporate proceedings on the part of Fidelity or Acquisition Corp. are necessary to authorize the execution and delivery by Fidelity and Acquisition Corp. of this Agreement or the Documents or the performance by either Fidelity or Acquisition Corp. of its obligations hereunder or thereunder. This Agreement is, and each Document will be, a valid and binding agreement of Fidelity and Acquisition Corp., enforceable against them in accordance with their terms.

            5.03. No Violation. Neither the execution and delivery of this Agreement or any of the Documents, the performance by Fidelity or Acquisition Corp. of its obligation hereunder and thereunder nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the respective Certificate of Incorporation or By-laws of Fidelity or Acquisition Corp.; (ii) violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any agreement, lease, mortgage, debt or obligation of Fidelity or Acquisition Corp. or require the payment, any pre-payment or other penalty with respect thereof; (iii) require notice to or the consent of any party to any agreement or commitment to which either Fidelity or Acquisition Corp. is a party, or by which it or its properties is bound or subject, including without limitation, any lease, license or any agreement containing a right of first refusal or similar right or permitting any such party to re-negotiate, receive a refund, modify or otherwise change any agreement or commitment; (iv) result in the creation or imposition of any security interest, lien, claim or other encumbrance upon any property or assets of Fidelity or Acquisition Corp., as the case may be, under any agreement or commitment to which either of them is a party or by which either of them or their properties is bound or subject; or (v) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which either Fidelity or Acquisition Corp. or their properties is bound or subject.

            5.04. Finders' and Investment Bankers' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by Fidelity or Acquisition Corp. who might be entitled to any fee or commission from Cars, the Stockholders or any of their affiliates in connection with the transactions contemplated by this Agreement or the Documents.

            5.05. Fidelity Common Stock. When issued to the Stockholders, the Fidelity Common Stock will be fully paid and non-assessable.

            5.06 Tax Covenant. It is contemplated by the parties that the Merger will qualify as a tax free transaction pursuant to Section 368 (a) (2) (D) of the Code ("Tax Free Transaction"). Both prior to the Merger and thereafter, Fidelity shall: (1) prepare its books and records and file all tax returns and schedules thereto reflecting the Merger in a manner consistent with the treatment of the transaction as a Tax Free Transaction; (2) provide timely to the Stockholders such tax information, reports, returns or schedules as they may reasonably require to assist them in reporting the Merger as a Tax Free Transaction; and (3) aid the Stockholders in defense of any assertion by the Internal Revenue Service (the "IRS") that the Merger is not a Tax Free Transaction and defend against all assertions that the Merger is not a Tax Free Transaction. This covenant shall survive the Closing.

                                   SECTION VI

                                 INDEMNIFICATION

            6.01 Indemnification by Singer. Singer agrees to indemnify and hold Fidelity harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto, (collectively,

"Damages") which Fidelity may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with the breach by him of any representation, warranty or covenant made by him in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. The foregoing indemnification shall also apply to direct claims for indemnification by Fidelity and/or Acquisition Corp. Anything herein above contained to the contrary notwithstanding, the indemnification obligation of Singer pursuant to this Section 6.01 shall not exceed the lesser of (i) the sum of the dollar value of 287,931 shares of Fidelity Common Stock received by Singer (valued in accordance with Section 1.05.2) or (ii) $3,125,000 (the "Maximum Indemnification"). No party shall be entitled to indemnification under this Section 6.01 until the aggregate amount of Damages incurred by such party exceeds $50,000, in which event such party shall be entitled to indemnification for the entire aggregate cumulative amount of all Damages up to an amount not to exceed the Maximum Indemnification. No claim for indemnification pursuant to this section 6.01 may be made after December 31, 2001. Any such liability shall be paid to Fidelity in cash or in shares of Fidelity Common. The form of the payment shall be determined by the indemnifying party.

            6.02 Indemnification by Fidelity. Fidelity shall indemnify and hold the Stockholders harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecutor defense of any matter indemnified pursuant hereto), which they may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with the breach by Fidelity or Acquisition Corp. of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. The foregoing indemnification shall also apply to direct claims by the Stockholders against Fidelity or Acquisition Corp. Any such liability shall be paid to the Stockholders in cash, or at the option of Fidelity, in shares of Fidelity Common Stock. Anything herein above contained to the contrary notwithstanding, the indemnification obligation of Fidelity and Acquisition Corp. pursuant to this Section 6.02 shall not exceed the Maximum Indemnification. No party shall be entitled to indemnification under this Section 6.02 until the aggregate amount of Damages incurred by such party exceeds $50,000, in which event such party shall be entitled to indemnification for the entire aggregate cumulative amount of all Damages up to an amount not to exceed the Maximum Indemnification. No claim for indemnification pursuant to this section 6.02 may be made after December 31, 2001.

            6.03 Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 6.01 or 6.02, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice promptly shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have ten days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided, however, (i) in the case of any or all of the Stockholders as the indemnifying party or parties, they shall not permit to exist any lien, encumbrance or other adverse change upon any of the assets of Cars, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor against the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

                                   SECTION VII

                       CONDUCT OF BUSINESS PENDING CLOSING

            From and after the date hereof until the Closing, and except as otherwise specifically contemplated by this Agreement and the Documents and the Schedules and Exhibits hereto or thereto, or consented to or approved by Fidelity in writing, Cars shall and Singer shall cause Cars to, conform to the following:

            7.01. Regular Course of Business. Except as otherwise contemplated by this Agreement or to the extent waived or agreed to by Fidelity in writing, Cars shall, and Singer shall cause Cars to, carry on its business in the same manner as heretofore conducted, and shall not engage in any transaction or activity, enter into any agreement or make any commitment: (i) with Singer, any Minority Stockholder or any officer, director or employee of Cars, or any person affiliated with any of the foregoing; or (ii) except in the ordinary course of business.

            7.02. Amendments. No change or amendment shall be made in the Articles of Incorporation, By-laws or other governing instrument of Cars.

            7.03. Capital Changes. Except as set forth in Schedule A hereto, Cars shall not issue or sell rights (including, without limitation, conversion rights), options, warrants to purchase or to subscribe to, or enter into any arrangement or contract with respect to, any shares of any of its Stock or any other securities of, or equity interest in, Cars.

            7.04. Dividends; Redemptions. Cars shall not declare, pay or set aside for payment any dividend or other distribution in respect to any of its Stock or directly or indirectly redeem, purchase or otherwise acquire any shares of any of its Stock.

            7.05. Organization. Cars shall use its best efforts to preserve its properties, assets, and legal and business relationships with its employees, suppliers, customers and others having business relations with Cars.

            7.06. Contracts. Except for purchase and sales orders entered into in the ordinary course of business, no contracts or commitments involving, individually, in excess of $25,000 (or $50,000 in the aggregate), or having a term of more than one (1) year, shall be entered into by or on behalf of Cars, including without limitation, any contract or commitment: (i) to acquire additional real property or any interest therein; (ii) to dispose of, amend, modify, terminate or encumber any Real Property Lease, or any interest therein or sublease the premises demised thereunder; (iii) to enter into any lease for additional real property; or (iv) to amend, modify, extend, renew or waive any right with respect to any existing agreement or arrangement involving (or which, as the result of such amendment, modification, extension, renewal or waivers would involve) in excess of $25,000 or having an unexpired term in excess of one
(1) year.

            7.07. Consultation with Fidelity. To the fullest extent practicable, Cars shall cause its executive officers to consult with and consider the views of Fidelity in any material decisions related to operating its business through the Closing Date.

            7.08. Maintain Properties. Cars will maintain its properties and assets, whether owned or leased, in good repair, order and condition, reasonable wear and tear excepted.

            7.09. Compensation. Cars will not grant any increase in compensation to any officer, employee or agent or enter into or amend any Plan or any employment or consulting agreement.

            7.10. Indebtedness/Loans. Except for loans to Cars from Fidelity as contemplated by this Agreement, Cars will not create, incur or assume any indebtedness (including without limitation, under existing lines of credit and revolving loans) other than in the ordinary course of business and in an amount not to exceed $50,000 in the aggregate, or guarantee or otherwise become liable with respect to any indebtedness for borrowed money. Cars will not make any capital expenditures in excess of $50,000 in the aggregate and will not make any loan, advance, capital contribution to or investment in, any other person.

            7.11. Taxes. Except for Taxes contested in good faith, Cars will pay all Taxes upon its income, properties and business as they become due and prepare and timely file all Tax Returns and other returns and reports which are required to be filed in respect of Taxes.

            7.12. No Disposition or Encumbrance. Cars shall not sell, lease, mortgage, pledge or otherwise dispose of or agree to sell, lease, mortgage, pledge or otherwise dispose of any asset or properties of Cars other than sales, leases, mortgages, pledges and dispositions of assets and properties except in the ordinary course of business.

            7.13. Insurance. Cars will maintain insurance upon its business and properties and insurance in respect of the kinds of risks currently insured against, in accordance with its current practice.

            7.14. No Mergers. Cars will not and shall not agree to merge or consolidate with any other corporation, or acquire any stock, business, or substantially all or any substantial portion of the property or assets of, any other person, firm, association, corporation or other business organization.

            7.15. No Breach. Neither Cars Stockholder shall do any act or omit to do any act which, with or without the giving of notice or the passage of time, or both, would result in a breach of or default under any contract, commitment or obligation of Cars.

            7.16. Due Compliance. Cars will duly comply with all laws applicable to it and to the conduct of its Business and its Plans.

            7.17. Accounting Practice. Cars shall not change any method of accounting practice currently employed by Cars.

                                  SECTION VIII

                       ADDITIONAL COVENANTS AND AGREEMENTS

            8.01. Continued Effectiveness of Representations and Warranties; Advice of Change.

            (a) From the date hereof through the Closing Date, Singer will promptly advise Fidelity, in writing, upon obtaining knowledge of: (i) any event which occurred on or prior to the date of execution of this Agreement that is not disclosed herein and any event which occurs after the date of this Agreement, in each case that would, under this Agreement or any Exhibit or Schedule delivered pursuant hereto, have been required to be disclosed on the date of execution of this Agreement by Singer and Cars; and (ii) any change in the business, operations, prospects, properties, assets or condition, financial or otherwise, of Cars.

            (b) From the date hereof through the Closing Date, Singer shall use, and shall use his best efforts to cause Cars to use, their respective commercially reasonable best efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Sections IV, and V hereof shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date and Singer shall promptly notify Fidelity of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach by Singer of any of such representations and warranties.

            8.02. Reasonable Access. Singer shall (i) afford to Fidelity and its authorized repre sentatives, during normal business hours, full and free access to the properties, personnel, books and records of Cars in order that Fidelity shall have a full opportunity to make such investigation as it shall reasonably desire to make of the affairs of Cars and to obtain copies of relevant documents in connection therewith, (ii) provide additional financial and other information as to the Business as

Fidelity or its representatives shall request and (iii) otherwise fully cooperate with Fidelity or its representatives.

            8.03. Books and Records. On the Closing Date or within a commercially reasonable time thereafter, Singer shall cause Cars to deliver to Fidelity all of the books and records of Cars, including without limitation, the corporate minute book of Cars.

            8.04. Intentionally Omitted.

            8.05. Cooperation Regarding Plans. Singer shall use his best efforts to cause Cars, at Cars' cost, to cooperate with Fidelity and its advisers in preparing, filing, and diligently pursuing any and all filings, applications, or notifications that may be necessary or advisable with respect to any of the Plans in connection with the transactions contemplated by this Agreement.

            8.06. Satisfaction of Closing Conditions. Singer shall, and Singer shall use his best efforts to cause, Cars to use its reasonable business efforts to cause all of the conditions to the obligations of Singer and Cars set forth in Section IX and Section X hereof to be satisfied with respect to the Closing.

            8.07. Confidentiality; Publicity.

            (a) Each of Fidelity, Singer and Cars shall, and shall cause the respective directors, officers, employees and authorized representatives of Fidelity and Cars to, hold in strictest confidence and not disclose to others for any reason whatsoever any information received from Fidelity or Cars or their respective directors, officers, employees and authorized representatives, in connection with the transactions contemplated hereby or by the Documents, except as otherwise required by law.

            (b) Neither Cars, nor any Stockholder (nor any of their affiliates or members of their respective families) shall utilize any confidential information in connection with the purchase or sale of Fidelity's Common Stock in open market transactions.

            8.08. Other Offers. From the date hereof until the termination hereof, Singer shall not, and Singer shall use his best efforts to cause Cars and its directors, officers, employees, affiliates and their representatives not to, (i) take any action to solicit or solicit any offer from any person with respect to any Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with or disclose any nonpublic information relating to Cars or its business or afford access to the properties, books or records of Cars to any person with respect to an Acquisition Proposal without the express written consent of Fidelity. "Acquisition Proposal" means any proposal for a merger or other business transaction to which Singer, or Cars is or would be a party or involving the acquisition of any substantial equity interest in, or a substantial portion of the assets of, Cars or Singer Shares, other than the transactions contemplated by this Agreement. Singer shall promptly notify Fidelity if he or Cars receives any inquiry from any person with respect to an Acquisition Proposal, which notice shall contain the name of the person involved and the nature of the Acquisition Proposal.

            8.09. Additional Instruments. Singer, Cars, the Minority Stockholders, Fidelity, as the case may be, at the request of one of the others, at or after the Closing will execute and deliver, or cause to be executed and delivered, to the other, such documents and instruments as may reasonably be necessary or desirable to carry out or implement any provision of this Agreement.

            8.10. Litigation. From the date hereof through the Closing Date, Singer shall promptly notify Fidelity of any actions or proceedings of the type referred to in Section 4.12 hereof that from the date hereof are threatened or commenced against Singer, Cars or any director, officer, employee, property or asset of Singer or Cars, and of any requests for additional information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

            8.11. Consents. Singer shall use his best efforts to obtain all consents, approvals and waivers of third parties or authorities set forth in Schedules 3.03, 3.04, 4.06, 4.11, 4.18 and 4.20 hereto and to satisfy the conditions set forth in Section IX hereof no later than the Closing.

            8.12. Supplements to Exhibits. Singer shall deliver to Fidelity, as soon as possible after Singer or Cars becomes aware thereof, but not later than the Closing, supplemental information updating the information set forth in the Schedules hereto, so that such Schedules supplemented by such information shall be true and correct as of the Closing Date as if then made, provided that the foregoing shall not be deemed to permit any transaction not otherwise permitted by this Agreement or to constitute a waiver by Fidelity of any misrepresentation or breach by Singer or Cars of any agreement, covenant or warranty made therein. Singer agrees to disclose to Fidelity any misrepresentation or breach of any covenant or warranty of Singer or Cars when such breach becomes known any of them.

                                   SECTION IX

                      CONDITIONS TO FIDELITY'S OBLIGATIONS

      The obligations of Fidelity to consummate the transactions contemplated by this Agreement and the Documents with respect to the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

            9.01. Representations and Warranties. The representations and warranties made by the Stockholders and Cars in this Agreement and in the Documents (including all Exhibits and Schedules hereto or thereto), shall be true and correct, individually and in the aggregate, in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            9.02. Performance. With respect to agreements, covenants, obligations and conditions required to be performed or complied with by Singer, the Minority Stockholders and Cars at or prior to the Closing, Singer, the Minority Stockholders and Cars shall have performed in all material respects, such agreements, covenants, obligations and conditions, including, without limitation, the execution and delivery of the agreements contemplated herein.

            9.03. Approvals and Filings. All Approvals, consents, authorizations and approvals from, and all declarations, filings and registrations with, third parties and government agencies required to consummate the transactions contemplated hereby shall have been obtained or made, shall be in full force and effect and shall be satisfactory in form and substance to Fidelity.

            9.04. Certificates. At Closing, there shall be delivered to Fidelity certificates in a form acceptable to Fidelity dated the appropriate Closing Date, and signed by the Stockholders and an officer of Cars, certifying that the conditions set forth in Sections 9.01, 9.02 and 9.03 hereof have been fulfilled.

            9.05. No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court or governmental body of competent jurisdiction or any statute, rule or regulation which prevents the transactions contemplated hereby. No action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement, the Documents or any of the transactions contemplated hereby or thereby, declare unlawful the trans actions contemplated by this Agreement or the Documents or cause such transactions to be rescinded.

            9.06. Opinion of Counsel. There shall have delivered to Fidelity an opinion of Leclair Ryan, a Professional Corporation, counsel to the Stockholders and Cars, dated the Closing Date, in the form of Exhibit I hereto.

            9.07. Approval of the Merger by the Stockholders. Holders of at least ninety-eight percent (98%) of the outstanding voting shares of Cars Capital Stock shall have consented to the Merger.

            9.08. Waiver of Rights as Stockholders. At the Closing, Singer and each Minority Stockholder shall waive and release, pursuant to waiver and releases substantially in the form of Exhibit H hereto, any and all rights and claims each of them may have against Cars, arising out of or related to their status as shareholders of Cars.

            9.09. Investor Representation Letters. The Stockholders shall have executed and delivered to Fidelity, investor representation letters, in substantially the form of Exhibit E attached hereto and made a part hereof.

            9.10. Agreements. Singer shall have executed and delivered to Fidelity, the Employment Term Sheet, in substantially the form of Exhibit B attached hereto and made a part hereof, and the Stockholders shall have executed and delivered to Fidelity, the Stockholder Agreements, in substantially the form of Exhibit D attached hereto and made a part hereof.

                                    SECTION X

                     CONDITIONS TO STOCKHOLDERS OBLIGATIONS

      The obligations of Stockholders to consummate the transactions contemplated by this Agreement and the Documents shall be subject to the satisfaction, on or before the Closing of each of the following conditions:

            10.01. Representations and Warranties. The representations and warranties made by Fidelity in this Agreement and in the Documents (including all Exhibits and Schedules hereto or thereto) shall be true and correct, individually and in the aggregate, in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            10.02. Performance. With respect to agreements, covenants, obligations and conditions required to be performed or complied with by Fidelity at or prior to the Closing, Fidelity shall have performed in the aggregate, in all material respects, such agreements, covenants, obliga tions and conditions, including, without limitation, the execution and delivery of the agreements contemplated herein.

            10.03. Approvals and Filings. All Approvals, consents, authorizations and approvals from, and all declarations, filings and registrations with, third parties and government agencies required to consummate the transactions contemplated hereby and by the Documents, to the extent required to be obtained by Fidelity, shall have been obtained or made, shall be in full force and effect and shall be satisfactory in form and substance to Singer or Cars and their counsel.

            10.04. Certificates. At Closing, there shall be delivered to Singer a certificate, in a form acceptable to Singer, dated the appropriate Closing Date, and signed by an officer of Fidelity certifying that the conditions set forth in Sections 10.01, 10.02 and 10.03 have been fulfilled.

            10.05. No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court or governmental body of competent jurisdiction or any statute, rule or regulation which prevents the transactions contemplated hereby. No action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement, the Documents or any of the transactions contemplated hereby or thereby, declare unlawful the trans actions contemplated by this Agreement or the Documents or cause such transactions to be rescinded.

            10.06. Approval of Proceedings. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby, or incidental thereto, and all other related legal matters shall have been approved by counsel for Singer.

            10.07. Opinion of Counsel for Fidelity. Fidelity shall have delivered to Singer an opinion of counsel to Fidelity, dated the Closing date, in the form of Exhibit J hereto.

                                   SECTION XI

                                   TERMINATION

            11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual consent of Fidelity, Cars, Singer and the Majority in Interest (as hereinafter defined) of the Minority Stockholders; or

            (b) by Singer or Cars after January 31, 2000, if the Closing shall not have been consummated on or prior to the Closing Date so long as the party terminating this Agreement pursuant to this Section 11.01(b) has not made any material misrepresentation or materially breached an agreement, covenant obligation or condition of such party herein contained and if, and only if, all Loan Amounts have been repaid; or

            (c) by Fidelity, if Singer or Cars shall file a petition or commence a voluntary case seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization or similar actions, shall make a general assignment for the benefit of creditors or a proceeding shall be commenced against Singer or Cars seeking the reorganization, liquidation, dissolution or winding up of him or it or the appointment of a trustee or receiver for any such person or his or its assets which is not dismissed within sixty (60) days after filing; or

            (d) By either Fidelity, on the one hand, or Cars and the Stockholders, on the other hand, if (i) the Merger shall not have been consummated by January 31, 2000; provided, however, that either Fidelity, on the one hand, and Cars and the Stockholders on the other hand, may extend such date until February 29, 2000; provided, further, however, that the right to terminate this Agreement under this subparagraph 11.01(d)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall have used their reasonable best efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or (iii) by either party if (b) there has been a breach of a representation or warranty by the other such that the conditions to this Agreement cannot be satisfied, or (ii) there has been a willful breach of a covenant by the other which has not been cured by the breaching party; or

            (e) by Singer, and Cars on the one hand, and Fidelity, on the other hand, in the event the other(s) make a material misrepresentation or breaches a covenant, agreement, warranty, obligation or condition of such parties herein contained, but such non-misrepresenting or non- breaching party's election to terminate shall not limit, waive or prejudice such party's remedies at law, in equity or pursuant to this Agreement.

            (f) In the event this Agreement is terminated as provided in Section 11.01(a), (b), (c) or (d), this Agreement shall become void and of no further force and effect and no party hereto shall have any further liability to any other party hereto except that:

            (i) In the event of termination of this Agreement by Fidelity due to the failure of the conditions set forth in Sections 9.01 or 9.02 hereof, then Singer and Cars shall pay to Fidelity an amount equal to all damages, losses, costs, expenses (including reasonable attorney fees) and liabilities incurred in connection with the transactions contemplated in this Agreement or resulting from the failure of such conditions to occur, in each case, incurred by Fidelity. Notwithstanding the provisions of the immediately preceding sentence, if the Closing shall not have occurred as a result of a breach of any representation or warranty by Singer, any Minority Stockholder or Cars, such breach occurring without the knowledge of Singer, such Minority Stockholder or Cars, as the case may be, or a non-intentional breach by Singer, any Minority Stockholder or Cars of any covenants or agreements of Singer, any Minority Stockholder or Cars, as the case may be, so as to constitute a failure of either or both of the conditions set forth in Sections 9.01 or 9.02 hereof, then Fidelity shall be entitled to obtain relief at law or in equity against Cars for an amount equal to its out-of-pocket expenses incurred in connection with this Agreement; provided, however, that in the event of a breach of a representation or warranty giving rise to the failure of the condition set forth in Section 9.01 hereof or a breach of a covenant or agreement giving rise to the failure of the condition set forth in Section
      9.02 hereof, resulting from the action or failure to act of any third party or the occurrence of any event or circumstance, which action, failure to act or occurrence was not within the control of Cars or the Singer, and, in the case of a breach of representation or warranty, in the event that such representation or warranty was true as of the date hereof but became untrue on or prior to the Closing Date, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of any party thereto.

            (ii) In the event of the termination of this Agreement by Singer, the Majority in Interest of the Minority Stockholders and Cars due to the failure of the conditions set forth in Sections 10.01 and 10.02 hereof, then Fidelity shall pay to Cars an amount equal to all damages, losses, costs, expenses (including reasonable attorney fees) and liabilities incurred by Cars in connection with the transactions contemplated in this Agreement or resulting from the failure of such conditions to occur, incurred by Cars as the result of the failure of such conditions to occur.

                                   SECTION XII

                            MISCELLANEOUS PROVISIONS

            12.01. Nature and Survival of Representations and Warranties. All statements contained herein or in any certificate, schedule or other document delivered pursuant hereto shall be deemed representations and warranties. All representations and warranties shall survive the Closing until December 31, 2001 and shall not be affected by any investigation at any time made by or on behalf of any party hereto. If Closing occurs, all representations, warranties, covenants and agreements of Cars made to Fidelity pursuant to this Agreement and the Documents shall be deemed to be representations, warranties, covenants and agreements solely of Singer.

            12.02. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto; provided, however, that an amendment of this Agreement may be made on behalf of all Stockholders by an instrument in writing executed by that number of Stockholders who are holders of 51% of the issued and outstanding shares of Cars Common Stock (the "Majority in Interest").

            12.03. Waiver. Any breach of any obligation, covenant, agreement or condition contained herein shall be deemed waived by the non-breaching party, only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach. No failure or duly by any party in exercising any right, power or privilege hereunder or under the Documents and no course of dealing by any party shall operate as a waiver and any right, power or privilege hereunder or under any Document nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege.

            12.04. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or a recognized next day delivery service:

                  (a) If to Singer, Cars or any Selling Stockholder, to:

                        CarsTV.com, Inc.
                        6008 Hermitage Road
                        Richmond, Virginia 23228

                        Attn: Jack H. Singer, President

                        With a copy to:

                        Leclair Ryan, a Professional Corporation
                        11th Floor, 707 East Main Street
                        Richmond, Virginia 23219
                        Attn: Gary D. LeClair, Esq.

or to such other person or address as Singer, Cars or any Selling Stockholder shall furnish Fidelity in writing.

                        (b)  If to Fidelity to:

                        Fidelity Holdings, Inc.
                        80-02 Kew Gardens Road
                        Kew Gardens, New York 11415
                        Attn: Doron Cohen, President

                        with a copy to:

                        Littman Krooks Roth & Ball P.C.
                        655 Third Avenue
                        New York, New York 10017
                        Attn: Mitchell C. Littman, Esq.

or to such other person or address as Fidelity shall furnish Singer and Cars in writing.

            12.05. Binding Nature; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; provided, however ,that the rights of Fidelity hereunder may be assigned to any lender or financing institution as security for a loan or loans granted or equity raised in order to facilitate participation in the transaction contemplated herein.

            12.06. Governing Law; Submission to Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein. The parties hereby: (i) in any legal proceeding brought in connection with this Agreement or any of the Documents or the transactions contemplated hereby or thereby, irrevocably submit to the nonexclusive in personam jurisdiction of (A) any state or Federal court of competent jurisdiction sitting in the State of New York, County of New York or
(B) in the event that any party is a defendant in any legal proceeding in which he or it seeks to join the other as a third party defendant, then, any state or Federal court in which such proceeding has properly been brought, and consents to suit therein; and (ii) the venue of such proceeding shall be brought in the appropriate state or federal court in New York, New York.

            12.07. Public Announcements. Prior to the Closing, except as required by applicable law the parties hereto agree not to make any disclosure or public announcement concerning the transactions contemplated hereby without the prior consent of the other parties hereto; provided, however, that in connection with the transactions contemplated herein, with respect to any disclosure or public announcement which a party reasonably deems to be necessary pursuant to any state or federal law or regulation, such party may make such disclosure or public announcement without the consent of any other party so long as the party making such announcement or disclosure has used reasonable efforts to provide to each other party hereto advance notice of such disclosure or public announcement. In connection with any disclosure required by law the party making such disclosure shall use its best efforts to obtain, to the extent available, confidential treatment with respect to information concerning the transaction contemplated herein.

            12.08. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Documents shall be paid by the party incurring such cost or expense.

            12.09. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.10. Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

            12.11. Entire Agreement. This Agreement and the Documents together with the Schedules herein and therein and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, documents, negotiations and discussions, whether oral or written, of the parties hereto.

            12.12. Obligations of Predecessors. When any provision of this Agreement or any Document refers to or contemplates: (i) any agreement, lease, license, permit or authorization to which Cars is a party or by which its assets are bound or subject; (ii) any other obligation or duty of Cars of any kind or nature; or (iii) the existence or absence of any fact or matter such provision shall be deemed to include, in addition to any contract, document, agreement, lease, license, permit or authorization or other obligation or duty of Cars or the existence or absence of any fact or matter; (x) any contract, document, agreement, lease, license, permit or authorization or other obligation or duty assigned to or assumed by Cars or its predecessors, directly or indirectly, by agreement, by operation of law or otherwise and (y) the existence of any fact or matter to the extent relevant to any such predecessor.

            When any provision of this Agreement or any Document refers to a "predecessor" such reference shall be deemed to include any corporation, partnership, joint venture or other business, business organization or entity which is the predecessor of Cars and shall include any or all of the foregoing to the extent that Cars is the direct or indirect successor thereof.

            12.13. Knowledge of Singer and Cars. When any provision of this Agreement or any Document refers to or contemplates the knowledge of Singer or Cars, it shall mean: (i) with respect to any matter relating to third parties, actual knowledge of Singer and executive officers of Cars with regard to such third parties; and (ii) with respect to Singer or any of his obligations, rights or properties, the actual knowledge of Singer.

            12.14. Remedies Exclusive. Prior to the Closing, the rights, remedies and obligations of the parties hereto under this Agreement and the Documents set forth in Section XI hereof shall be deemed to be exclusive of all other rights, remedies and obligations under this Agreement and the Documents that would otherwise be available to the parties hereto. After the Closing, the rights, remedies and obligations under this Agreement and the Documents of the parties hereto set forth in Section VI hereof shall be deemed to be exclusive of all other rights, remedies and obligations under this Agreement and the Documents that would otherwise be available to the parties hereto. Notwithstanding the foregoing, the parties agree that the business of Cars is unique and that remedies at law may be inadequate, and accordingly, Fidelity, in addition to other remedies it may have, shall have the right to enforce the obligation of the Singer to consummate the Merger upon the terms contemplated hereunder by an action or actions for specific performance, injunction or other appropriate equitable remedies.

            12.15. Disclosure on Schedules. For purposes of this Agreement, a disclosure by any party hereto of any fact on any Schedule shall be deemed a disclosure on every Schedule of any party hereto to the extent such disclosure properly could have been made thereon but was not made.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                                    --------------------------------------------
                                           Jack H. Singer


                                    CARSTV.COM, INC.

                                    By:
                                        ----------------------------------------
                                        Jack H. Singer, President


                                    FIDELITY HOLDINGS, INC.

                                    By:
                                        ----------------------------------------
                                          Bruce Bendell, Chief Executive Officer


                                    ACQUISITION CORP.

                                    By:
                                        ----------------------------------------
                                          Bruce Bendell, Chief Executive Officer

                                    MINORITY STOCKHOLDERS


                                    --------------------------------------------
                                    C. Meade Rhoads, Jr.


                                    Bear Stearns c/f John Schneider SEP
                                    IRA (616-48014)
                                    By:
                                          John S. Schneider

                                    Springfield Land Development Co., L.L.C.

                                    By:
                                        ----------------------------------------
                                    Stuart E. Haynes, Jr., Manager

                                    Stuart E. Haynes, Jr. and Sharon C.
                                    Haynes, tenants by the entireties with
                                    right of survivorship as at common law


                                    --------------------------------------------
                                    Stuart E. Haynes, Jr.


                                    --------------------------------------------
                                    Sharon C. Haynes


                                    --------------------------------------------
                                    William S. Greenleaf


                                    --------------------------------------------
                                    O. V. Maiden


                                    --------------------------------------------
                                    John F. Senn


                                    David Jones & Associates, Ltd.

                                    By:
                                        ----------------------------------------
                                    David N. Jones


                                    Robert E. And Marian M. Weber Trust

                                    By:
                                        ----------------------------------------
                                          Robert M. Weber, Trustee


                                    By:
                                        ----------------------------------------
                                          Elaine L. McGhie, Trustee

                                    --------------------------------------------
                                    Brian M. Raskin, D.D.S.


                                    --------------------------------------------
                                    Brian M. Raskin, D.D.S., custodian
                                    for Steven Raskin, a minor


                                    --------------------------------------------
                                    Brian M. Raskin, D.D.S., custodian
                                    for Geoffrey Raskin, a minor


                                    --------------------------------------------
                                    Edmund R. Rhoads


                                    --------------------------------------------
                                    T. K. Hughes


                                    --------------------------------------------
                                    Robert J. Holmquist


                                    Donald G. Agee, Jr. and Lisa G. Agee,
                                    tenants by the entireties with right of
                                    survivorship as at common law


                                    --------------------------------------------
                                    Donald G. Agee, Jr.


                                    --------------------------------------------
                                    Lisa G. Agee


                                    --------------------------------------------
                                    Barry D. Crawford


                                    --------------------------------------------
                                    H. R. Pollard, IV


                                    --------------------------------------------
                                    Ellen K. November


                                    --------------------------------------------
                                    Shelly N. Gouldin


                                    --------------------------------------------
                                    Debra N. Brown


                                    --------------------------------------------
                                    C. Raine Sydnor, III

                                    Robert M. Weber and Siobhan A.
                                    Weber, tenants by the entireties with
                                    right of survivorship as at common law


                                    --------------------------------------------
                                    Robert M. Weber


                                    --------------------------------------------
                                    Siobhan A. Weber


                                    --------------------------------------------
                                    Christopher Arlis Hanes


                                    --------------------------------------------
                                    Richard F. Popp


                                    --------------------------------------------
                                    Robert B. Stone


                                    James L. Aldrich, Jr. and Lisa T.
                                    Aldrich, tenants by the entireties with
                                    right of survivorship as at common
                                    law

                                    --------------------------------------------
                                    James L. Aldrich, Jr.


                                    --------------------------------------------
                                    Lisa T. Aldrich


                                    --------------------------------------------
                                    John Daniel Zodun

                                    James N. Breissinger and Linda M.
                                    Breissinger, tenants by the entireties
                                    with right of survivorship as at
                                    common law

                                    --------------------------------------------
                                    James N. Breissinger


                                    --------------------------------------------
                                    Linda M. Breissinger

                                    Bob Wood and Janet L. Wood, tenants
                                    by the entireties with right of
                                    survivorship as at common law


                                    --------------------------------------------
                                    Bob Wood


                                    --------------------------------------------
                                    Janet L. Wood


                                    --------------------------------------------

                                    Lynn Martel Ferguson

                                    Dwayne E. Carter and Sasha M.
                                    Carter, tenants by the entireties with
                                    right of survivorship as at common
                                    law


                                    --------------------------------------------
                                    Dwayne E. Carter


                                    --------------------------------------------
                                    Sasha M. Carter


                                    --------------------------------------------
                                    D. Brandon Creekmore


                                    --------------------------------------------
                                    Tadd Stiles Bartley


                                    --------------------------------------------
                                    Richard V. Meyers


                                    --------------------------------------------
                                    Bryan M. Mark


                                    Aubrey H. Perry, III and Anne P.
                                    Perry, tenants by the entireties with
                                    right of survivorship as at common
                                    law


                                    --------------------------------------------
                                    Aubrey H. Perry, III


                                    --------------------------------------------
                                    Anne P. Perry


                                    --------------------------------------------
                                    Stephen H. Garrison


                                    --------------------------------------------
                                    John W. Porter, Jr.


                                    --------------------------------------------
                                    Antonio S. Burgess


                                    --------------------------------------------
                                    Roy P. Fernbach

                                    --------------------------------------------
                                    Brian K. Evans


                                    --------------------------------------------
                                    Justin L. Hall


                                    --------------------------------------------
                                    Amanda M. Schenck


                                    --------------------------------------------
                                    Lillian E. Rosenberger


                                    --------------------------------------------
                                    Patricia K. Hurst


                                    --------------------------------------------
                                    Kathleen B. Canada


                                    --------------------------------------------
                                    Seth L. Belkin


                                    --------------------------------------------
                                    Hooi Min Ong


                                    --------------------------------------------
                                    Angela M. Hower


                                    --------------------------------------------
                                    Jeffrey R. Bush


                                    --------------------------------------------
                                    Phillip V. Daffron, Jr.


                                    --------------------------------------------
                                    April R. Doom

                                  SCHEDULE A

                                 Stockholders

                                                                    Total CarsTV
      Stockholder                                                    Shares
      -----------                                                    ------

      Jack H. Singer                                                 5,100,000
      C. Meade Rhoads, Jr.                                             385,785
      Bear Stearns c/f John Schneider SEP IRA (616-48014)              385,785
      Springfield Land Development Co., L.L.C.                          57,868
      Stuart E. Haynes & Sharon C. Haynes, TbyEWROS                     38,578
      William S. Greenleaf                                              38,578
      O.V. Maiden                                                       38,578
      John F. Senn                                                      38,578
      David Jones Associates, Ltd.                                      38,578
      Robert E. and Marian M. Weber Trust                               38,578
      Brian Raskin, DDS                                                 38,578
      Brian Raskin, DDS, custodian for Steven Raskin, a minor           19,290
      Brian Raskin, DDS, custodian for Geoffrey Raskin, a minor         19,290
      Edmund R. Rhoads                                                  19,290
      T.K. Hughes                                                       19,290
      Robert J. Holmquist                                               19,290
      Donald G. Agee & Lisa G. Agee, TbyEWROS                            7,716
      Barry D. Crawford                                                121,291
      H.R. Pollard, IV                                                 121,291
      Ellen K. November                                                 40,430
      Shelly N. Gouldin                                                 40,430
      Debra N. Brown                                                    40,430
      C. Raine Sydnor, III                                              231,471
      Robert M. Weber & Siobhan A. Weber, TbyEWROS                      964,462
      Christopher Arlis Hanes                                           964,462
      Richard F. Popp                                                   192,892
      Robert B. Stone                                                    96,446
      James L. Aldrich, Jr. & Lisa T. Aldrich, TbyEWROS                  96,446
      John Daniel Zodun                                                  48,223
      James N. Breissinger & Linda M. Breissinger, TbyEWROS              38,578
      Bob Wood & Janet L. Wood, TbyEWROS                                 30,863
      Lynn Martel Ferguson                                               30,863
      Dwayne E. Carter & Sasha M. Carter, TbyEWROS                       23,147
      D. Brandon Creekmore                                                9,259
      Tadd Stiles Bartley                                               154,314
      Richard V. Meyers                                                  23,147
      Bryan M. Mark                                                       7,716
      Aubrey H. Perry III & Anne P. Perry, TbyEWROS                       7,716
      Stephen H. Garrison                                                 7,716
      John W. Porter, Jr.                                                 7,716

      Antonio S. Burgess                                                  6,173
      Roy P.Fernbach                                                      6,173
      Brian K. Evans                                                      3,858
      Justin L. Hall                                                      3,858
      Amanda M. Schenk                                                    3,086
      Lillian E. Rosenberger                                              3,086
      Patricia K. Hurst                                                   3,086
      Kathleen B. Canada                                                  1,543
      Seth L. Belkin                                                      1,543
      Hooi Min Ong                                                        1,543
      Angela M. Hower                                                       772
      Jeffrey R. Bush                                                     3,858
      Philip V. Daffron, Jr.                                              1,543
      April R. Doom                                                       1,543
                                                                          -----
            Total                                                     9,644,624

                              LIST OF SCHEDULES

A.     -     Stockholders

1.05.2 -     Unvested Option Holders

3.01   -     Ownership of Singer

3.03   -     Singer Violations

3.04   -     Singer Consents and Approvals

3.05   -     Singer Affiliate Transactions

4.01         (a) - Real Property
             (b) - Intangible Property
             (c) - Material Agreements
             (d) - Employees and Compensation Arrangements
             (e) - Debt (Including Security Agreements and Mortgages)
             (f) - Banks
             (g) - Charter Documents
             (h) - Litigation
             (i) - Power of Attorney
             (j)   -     Insurance

4.02   -     States Where Qualified to do Business

4.03   -     Capitalization

4.05   -     Violations, Accelerations, Consents

4.06   -     Approvals

4.08   -     Undisclosed Liabilities

4.09   -     Certain Changes

4.10         (a) - Exceptions
             (b) - Encumbrances
             (c) - Title to Personal Property
             (d) - Adequacy and Condition of Property

4.11   -     Intellectual Property

4.12   -     Litigation

4.13   -     Taxes

4.14   -      Benefit Plans

4.15   -      Labor Matters

4.17   -      Insurance

4.18   -      Contracts

4.19   -      Finders and Investment Bankers

4.20   -      Required Approvals

4.21   -      Transactions with Officers

4.22   -      Receivables

4.23   -      Inventory

4.24   -      Orders

4.25   -      Customers

4.26   -      Suppliers

4.27   -      Software

                                LIST OF EXHIBITS

Exhibit A  -  Form of Escrow Agreement

Exhibit B  -  Form of Singer Employment Term Sheet

Exhibit C  -  Cars Promissory Note

Exhibit D  -  Form of Stockholders Agreement

Exhibit E  -  Form of Investor Representation Letter

Exhibit F  -  Form of Shareholders Waiver

Exhibit G  -  Form of Opinion of Counsel to Singer, the
              Company and the Minority Stockholders

Exhibit H  -  Form of Opinion of Counsel to Fidelity

                                  Schedule 3.01

            CarsTV, Inc. Stockholders Agreement dated December 1, 1998 as amended August 30, 1999.

                                Schedule 3.03

                                Not Applicable

                                Schedule 3.04

                                Not Applicable

                                Schedule 3.05

                                Not Applicable

                                Schedule 4.01 (a)

Sublease the premises at 6008 Hermitage Road, Richmond VA 23228

Lease a retail space in the Old Dominion University student center in Norfolk, Virginia

Sublease by and between William C. Cunningham (Landlord), Acosta Sales Company, Inc., a Florida corporation (Sublessor), and Internet Creations, Inc., a Virginia corporation (Sublessee) dated September 17, 1997. The sublease and underlying lease expire 7/01/99.

Commonwealth of Virginia Standard Contract No. 99-221-0050=YB

Not Applicable

                              Schedule 4.01 (b)

Patent Pending Titled Automated Internet and Cable Television Auto Sales System, application number 09/134, 976 filed 8/17/98. Continuing data was added 4/29/99 (application # 09/301, 926 and # 09/301/925) to add Employment and Real Estate to the Patent Pending.

                              Schedule 4.01 (c)

Lease dated 5/22/97 by and between Affiliated Capital Corporation (Lessor) and Internet Creation, Inc. (Lessee). Lease commenced 6/30/97 and expires 6/29/00. Lease was for a U.S. Robotics Total Control Chassis, total cost $15,201.

Lease No. 001.9701102.401

Lease dated 7/8/99 by and between Affiliated Capital Corporation (Lessor) and Internet Creations, Inc. (Lessee). Lease commenced 8/30/99 and expires 8/29/02. Lease was for a Cisco Model 7200 Router, total cost $22,107.

Lease No. 002.9701102.402

Lease dated 10/27/99 by and between Affiliated Capital Corporation (Lessor) and Internet Creations, Inc. (Lessee). Lease commenced 10/28/99 and expires 10/27/02. Lease was for Compaq Proliant Server, total cost $23,225.

Lease No. 002.9701102.403

                              Schedule 4.01 (d)

                               Annual Compensation

   1)  Christopher A. Hanes          $60,000
   2)  Dwayne E. Carter              $40,000
   3)  J. Daniel Zodun               $36,000 (plus commissions)
   4)  Jack H. Singer                $95,000
   5)  Richard F. Popp               $78,000 (includes commissions)
   6)  Richard V. Meyers             $36,000 (plus commissions)
   7)  Robert B. Stone               $40,000
   8)  Robert M. Weber               $70,000
   9)  Aubrey P. Perry III           $36,000 (plus commissions)
   10) Bob Wood                      $45,000 (plus $10,000 bonus potential)
   11) James L. Aldrich, Jr.         $36,000 (plus commissions)
   12) C. Raine Sydnor, III          $48,000 (plus commissions)
   13) Tadd S. Bartley               $70,000

                                Schedule 4.01 (e)

                                 Not Applicable


                                      79-

                                Schedule 4.01 (f)

Wachovia Bank
Account Numbers

7901143255
7911940706
1850042066
1850133817

All Wachovia accounts accessible by:  Jack H. Singer
                                      Mary W. Singer
                                      Robert M. Weber

First Union
Account Number
2000004787712

Accessible by: Robert M. Weber


                                       80-

                                Schedule 4.01 (g)

                                  See Attached


                                       81-

                                Schedule 4.01 (h)

                                 Not Applicable


                                      82-

                                Schedule 4.01 (i)

                                 Not Applicable


                                      83-

                                Schedule 4.01 (j)

Nationwide Insurance (Policy # 53PR194328-3001T)

      Internet Creations, Inc.

      Commercial Property Coverage                              $1,000,000
      Commercial General Liability Coverage                     $1,000,000
      Commercial Inland Marine Coverage                         $   25,000
      Personal Property                                         $   10,000
      Fire Damage                                               $   50,000
      Medical Expense (per person)                              $    5,000

      Cars, Inc. (Policy # 53PR581218-3001T)

      Coverage equivalent to above except no Inland Marine Coverage plus Business Auto Insurance with $500,000 liability

      Media Special Perils Advertiser Policy (Policy LS 010906 -
      Media/Professional Insurance). For Cable and Internet Advertising E & O. $1,000,000 liability coverage with $5,000 deductible.


                                      84-

                                  Schedule 4.02

6008 Hermitage Road
  Richmond, VA 23228

Old Dominion University satellite office:
  Old Dominion University
  Internet Creations, Inc.
  Webb University Center, Suite 1543
  Norfolk, VA 23529-0524


                                      85-

                                  Schedule 4.03

See Attached for Capitalization Schedule - Note that the additional shares will be issued as a part of Closing and will thus be converted into FDHG shares.

Also - The CarsTV.com, Inc. Stock Incentive Plan, effective June 1, 1999 will be terminated at Closing.


                                      86-

                                  Schedule 4.04

CarsTV.com, Inc. has three (3) wholly owned subsidiaries:

Internet Creations, Inc., a Virginia corporation (dba Internet Connections) Computerized Auto Resale Service, Inc., a Virginia corporation (dba CARS) Internet Telecommunications, Inc., a Virginia corporation


                                      87-

                                  Schedule 4.05

The Merger will require a supermajority (98%) approval of all current CarsTV.com, Inc. shareholders.


                                      88-

                                  Schedule 4.06

                                 Not Applicable


                                      89-

                                  Schedule 4.07

                                 (See Attached)


                                      90-

                                  Schedule 4.08

                                 Not Applicable


                                      91-

                                  Schedule 4.09

4.09 (f)

As a part of closing we intend to issue restricted stock to a number of employees and stockholders (refer to Schedule 4.03)


                                      92-

                          Schedule 4.10 (a) (b) (c) (d)

                                 Not Applicable


                                      93-

                                  Schedule 4.11

Patent Pending Titled Automated Internet and Cable Television Auto Sales System, Application No. 09/134, 976, filed 8/17/98 Continuing data was added 4/29/99 ( Application # 09/301, 926 and 09/301, 925) to add Employment and Real Estate to the Patent Pending


                                      94-

                                  Schedule 4.12

                                 Not Applicable


                                      95-

                                  Schedule 4.13

                                 Not Applicable


                                      96-

                                  Schedule 4.14

CarsTV.com, Inc. 1999 Stock Incentive Plan, effective June 1, 1999 (Note: This plan will be terminated as a part of closing)

We currently have a NON-DFI Simple IRA dated 9/11/1998 with Lord, Abbett & Co. Plan No. is 223 664 and currently only three people participate, but five more become eligible effective 1/1/2000


                                      97-

                                  Schedule 4.15

                                 Not Applicable


                                      98-

                                  Schedule 4.17

                                 Not Applicable


                                      99-

                                  Schedule 4.18

1) Agreement dated August 30, 1999 between Net 2000, a Delaware Corporation and Internet Creations, Inc.

2) Programming Agreement by and between CoxCom, Inc. d/b/a Cox Communications Roanoke and CarsTV.com, Inc.

3) Terms and Conditions dated August 19, 1998 by and between Computerized Auto Resale Service, Inc. and Comcast Cable Communications.

4) Leased Access Programming Agreement dated March 5, 1998 by and between CoxCom, Inc. d/b/a Cox Communications Hampton Roads and Computerized Auto Resale Service, Inc.

5) Agreement for Local Cable Advertising between Adelphia Communications Corporation dba Media Partners and Computerized Auto Resale Service, Inc. dated April 23, 1998.


                                      100-

                                  Schedule 4.19

                                 Not Applicable


                                      101-

                                  Schedule 4.20

                                 Not Applicable


                                      102-

                                  Schedule 4.21

Jack H. Singer has made a number of loans to Computerized Auto Resale Service, Inc. and Internet Creations, Inc. which are accounted for on their respective balance sheets.


                                      103-

                                  Schedule 4.22

                                  See Attached


                                      104-

                                  Schedule 4.23

                                 Not Applicable


                                      105-

                                  Schedule 4.24

                                 Not Applicable


                                      106-

                                  Schedule 4.25

Internet Creations

Online@VCU
Virginia Commonwealth University    $   326,647.50
P.O. Box 843012
Richmond, VA 23284-3012

CARS

Haynes Jeep-Eagle                   $    59,296.75
9520 W. Broad St
Richmond, VA 23294

Richmond Ford                       $    26,540.44
4600 W. Broad St
Richmond, VA 23261


                                      107-

Schedule 4.26

Internet Creations

Adelphia Business Solutions                   $    47,944.53
f/k/a Hyperion Communications
5401 Staples Mill Road
Richmond, VA 23228

Net2000 Communications                        $    33,028.92
8614 Westwood Center Drive
Suite 700
Vienna, VA 22182

CARS

Cable Rep Advertising                         $    69,000.00
Cox Cable Roanoke
P.O. Box 13726
Roanoke, VA 24036

Comcast Cablevision of Chesterfield           $    55,912.73
9327 Midlothian Turnpike, Suite 2-G
Richmond, VA 23236

Cable Rep - Hampton Roads                     $    48,402.34
575 Lynnhaven Parkway
Virginia Beach, VA 23452

Media Partners                                $   151,987.50
Main at Water Street
Coudersport, PA 16915


                                      108-

Schedule 4.27

      The CARSTV system provides dealerships a single mechanism for maintaining vehicle inventory on a variety of advertising media. Presently, these media are Internet web sites, kiosk systems (both in-showroom and mall), window stickers, and cable television. From a central management interface, dealers are able to change information on all media in near-real-time. To effect changes on the various media, the CARSTV system utilizes the thin-client technology offerings of Citrix Systems, Inc. The tremendous benefit of Citrix is its ability to give an application high-bandwidth access to all the resources of a LAN and the Internet as well as access to all the resources of the client (e.g. local files and printer). In the CARSTV system, this allows the dealership to propagate inventory changes very quickly. From a Citrix session running the CARSTV management application, a single click of the mouse sends a dealer's changes (both database and photos) to the central data warehouse on the LAN. As all Internet sites produced by CARSTV pull from this warehouse, update of the data warehouse effectively updates the dealership's search engine. Update of a dealership's cable television content also relies on the central data warehouse. Every CARSTV head-end consists of a server connected to the Internet. Another server on the CARSTV LAN communicates continuously with the head-end servers and sends updates as changes become available on the data warehouse. In this way, changes are made available to each head-end in a near-real tiUpdate of. a dealer's showroom kiosk also relies upon the central data warehouse. This Citrix software application run by the dealership scans a dealer's kiosk gathering inventory information. The application compares this information with the latest data for the dealership on the data warehouse, creates an incremental update, and installs the update on the kiosk machine. This approach became necessary in order to provide affiliated dealerships with the ability to cross-sell inventory. Suppose a dealership has 4 locations and wants to cross-sell from each location. By scanning the data warehouse, the Citrix software is able to "see" changes made at all dealer locations and create an incremental update reflecting only the changes made at each dealership. Once the update is installed, the showroom kiosk provides both sales staff and customers with the latest inventory information at all locations. Other features of


                                      109-
the CARSTV Citrix not yet mentioned include printing window stickers and buyer guides and reporting on Internet traffic statistics, price comparisons, and historical logs of web site and station updates. It should also be noted that this Citrix application can run stand alone at the dealership with all network-related features disabled. It is our intention, as bandwidth becomes more readily available, to phase out all such local use. In summary, the CARSTV system consists of the following software components: kiosk software, management software running under Citrix, broadcast software running on each head-end, a data warehouse composed of a Netscape web server linked to a Microsoft SQL Server, and miscellaneous server applets. Nearly all software developed by CARSTV is written in Visual Basic 5 and stored procedures. The management application used by the dealer is presently being migrated from Winframe 1.7 to MetaFrame 1.8. We are also in process of migrating from Microsoft SQL Server 6.5 to 7.0. Core servers on the CARSTV LAN are all Intel Pentium II class machines running Microsoft NT. Cable head-end servers are also Pentium II class IBM servers running NT4. Each head-end server runs the following software: a web server, miscellaneous cgi- bins, ftp server, CARSTV broadcast software (generates the actual broadcast seen by viewers), CARSTV UNISERVER (for handling db and blob updates over the Internet). Additional hardware on each head-end machine includes a modem, a sound card, and an MPEG-2 decoder card.


                                      110-